Exhibit 10.12

CONFIDENTIALITY, NON-COMPETE AND PROPERTY RIGHTS
AGREEMENT

THIS CONFIDENTIALITY, NON-COMPETE AND PROPERTY RIGHTS AGREEMENT (this “Agreement”) is made and entered into this 16th day of July, 2014, between RJF LABS, INC., a Nevada corporation (the “Company”), having its principal place of business at 11767 S. Dixie Hwy., Suite 115, Miami, FL 33156 and Raymond Keller (hereinafter also referred to as “Shareholder”), having an address at 27220 JC Lane, Bonita Springs, FL 34135.

1.0  RECITALS.

1.1           The Company is preparing to engage, directly and indirectly, in the process of extracting cannabinoids from cannabis for sale by the Company and on behalf of third parties for sale by such third parties (the "Business").

1.2           Shareholder is one of three founding shareholders of the Company. As a material inducement to the Company to accept initial capital contributions from each of the other founding shareholders and to raise additional capital and otherwise prepare to engage in the Business, and as a material inducement to each of the other founding shareholders to make initial capital contributions to the Company and to make additional investments of time, effort and other resources to develop and expand the opportunities and financial resources of the Company, Shareholder has agreed to enter into this Agreement with the Company.

2.0  NON-COMPETITION.

2.1           So long as Shareholder owns any shares of stock in the Company and for a period of five (5) years thereafter, Shareholder shall not, without the prior written consent of the Company, except as an officer, director, employee or agent of the Company and for the benefit or on behalf of the Company, directly or indirectly, as an officer, director, employee, agent, partner, shareholder, consultant, independent contractor or otherwise, for Shareholder’s own benefit, or on behalf or for the benefit of any person, partnership, trust, corporation or other entity, other than the Company, for any reason whatsoever, (i) engage anywhere in the United States (the “Restricted Territory”) in the Business or any other business offering products or services which are substantially similar to or competitive with those offered by the Company or any parent, subsidiary or affiliate of the Company or which are substantially similar to or competitive with any product or service that any of the aforementioned proposes to offer; (ii) invent, design, engineer, develop, manufacture, enhance or take any other action to conceive, make, produce or improve any good, product, process or service which is substantially similar to or competitive with those used or offered by the Company or any parent, subsidiary or affiliate of the Company or which are substantially similar to or competitive with any product or service that any of the aforementioned proposes to use or offer; (iii) interfere with or disrupt, or attempt to interfere with or disrupt, or take any action that could reasonably be expected to interfere with or disrupt, any past, present or prospective relationship, contractual or otherwise, between the Company or any parent, subsidiary or affiliate of the Company, and any customer, client, supplier, vendor, contractor, subcontractor, advertiser, sales representative, or employee of the Company or any parent, subsidiary or affiliate of the Company; (iv) directly or indirectly employ, solicit for employment or attempt to employ or solicit for employment, or assist any other person or entity in employing, soliciting for employment or attempting to employ or solicit for employment, either on a full-time or part-time or consulting basis, any current or former employee, consultant or executive of the Company so long as Shareholder  is a shareholder of the Company and for a period of one (1) year  thereafter; or (v) communicate from anywhere within or outside the Restricted Territory with or solicit any person or entity located in the Restricted Territory who is an existing or prospective customer of the Company, or any parent, subsidiary or affiliate of the Company for the purpose of providing any product or service to such customer which is substantially similar to or competitive with any product or service which the Company, or any parent, subsidiary or affiliate of the Company, then provides or proposes to provide to such customer.

2.2           Shareholder recognizes that the laws and public policies of Florida and their interpretation may be uncertain as to the validity and enforceability of certain of the provisions contained in Section 2.1 hereof.  Shareholder intends that the provisions of Section 2.1 hereof and this Agreement shall be enforced to the fullest extent permissible, and that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of Section 2.1 hereof or this Agreement.  Accordingly, if any provision of Section 2.1 hereof is invalid or unenforceable, either in whole or in part, this Agreement shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of Section 2.1 hereof and the Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.  In the event that the provisions of Section 2.1 hereof are found to exceed the maximum area, period of time or scope which a court of competent jurisdiction can or will enforce, said area, period of time and scope shall, for purposes of this Agreement, consist of the maximum area or period of time or scope which a court of competent jurisdiction can and will enforce.

3.0           CONFIDENTIALITY.

3.1           Shareholder understands and agrees that the term Confidential Information as used in this Agreement shall mean: (i) all of the Company’s technologies, inventions, discoveries, developments, modifications, improvements, procedures, processes, ideas, innovations, systems, know-how, literary property, and products, and all information concerning or relating thereto, including all of the foregoing contributed by Shareholder pursuant to this Agreement or otherwise, if any, together with any and all rights in or to the foregoing, including, but not limited to, copyrights, patents, trademarks, and trade secrets; (ii) all of the Company’s research and development projects, processes, procedures and other activities, including, without limitation, all technologies, products, and projects in planning or under development including Company Work Product, hereinafter defined, produced by Shareholder, and all know-how and other information relating thereto; (iii) all of the Company’s formal and informal market information, market analysis and market evaluation, including existing and prospective market segments, market share, and marketing plans, (iv) the identity of the Company’s existing customers and all information concerning their current and future requirements, (v) all information supplied by or concerning the Company’s customers, or any business in which any of the Company’s customers are engaged or contemplate becoming engaged, (vi) the identity of prospective customers of the Company, and the Company’s estimates and projections of prospective customer’s current and future requirements, (vii) the Company’s business plans, policies and practices, including, pricing strategies, policies and practices, (viii) the Company’s production strategies, formulas, procedures, policies and practices, (ix) the identity of the Company’s advertisers, vendors, suppliers, contractors, and subcontractors, (x) all confidential information belonging to the Company or any parent, subsidiary or affiliate of the Company, and (xi) all other information disclosed to Shareholder or known to Shareholder through or as a consequence of any position Shareholder may hold with the Company or a result of owning Company stock concerning the Company’s business or any aspect thereof which is not generally known by the public.

3.2           Shareholder agrees that Shareholder shall not, without the Company’s prior written consent use, release or disclose any Confidential Information, in whole or in part, in any manner whatsoever, except as required in the performance of the duties of any position Shareholder may hold or engagement Shareholder may have with the Company, and except in connection with any suit or proceeding concerning the interpretation or enforcement of this Agreement.

3.3           Shareholder agrees that Shareholder will not remove, reproduce, or otherwise endeavor to retain any record of any Confidential Information and shall return all Confidential Information to the Company in Shareholder’s possession at the time any position Shareholder may hold or engagement Shareholder may have with the Company terminates and any time upon written demand by the Company.  Shareholder acknowledges that this obligation to return Confidential Information does not constitute permission or consent to remove, reproduce, or otherwise endeavor to create or retain any record of any Confidential Information at any time except as expressly otherwise authorized by the Company.

4.0           PROPERTY RIGHTS.

4.1           Shareholder understands that the term Company Work Product as used in this Agreement shall mean all inventions, discoveries, developments, modifications, improvements, procedures, processes, ideas, innovations, systems, know-how, literary property, products and other work product. Shareholder agrees that all Company Work Product made or conceived by Shareholder, alone or jointly with others, and all improvements and enhancements thereto, so long as Shareholder owns any shares of stock in the Company, which relates in any manner to the Business or any business, technology, product or project of the Company or any parent, subsidiary or affiliate of the Company is then engaged or in which any of the aforementioned then contemplate becoming engaged, and any and all rights in or to such Company Work Product, including, but not limited to, copyrights, patents, trademarks, and trade secrets shall belong to the Company.

4.2           Shareholder hereby assigns all Company Work Product to the Company, and hereby acknowledges the receipt and sufficiency of good and valuable consideration for such assignment. Shareholder agrees that to the extent that any Company Work Product is copyrightable, the Company may affix such notices and take such other steps as the Company deems appropriate, at the Company’s expense, to secure and perfect copyright protection in such Company Work Product.  Shareholder further agrees to the extent any Company Work Product is patentable, the Company may take such steps as the Company deems appropriate, at the Company’s expense, to file and prosecute any patent application in Shareholder’s name or in the name of the Company in the United States or elsewhere, and Shareholder shall, upon request, further assign all such applications and/or patents resulting therefrom to the Company.

4.3           Shareholder specifically agrees that Company Work Product shall include all inventions, discoveries, developments, modifications, improvements, procedures, processes, ideas, innovations, systems, know-how, literary property, products and other work product conceived or made by Shareholder, alone or jointly with others:  (i) during my working hours while employed or otherwise engaged by the Company; or (ii) during or after working hours, if made or conceived with the use of the premises, equipment, supplies or Confidential Information of the Company or any parent, subsidiary or affiliate of the Company, even if Shareholder disputes that such Company Work Product relates to the Business or any business, technology, product or project of the Company or any parent, subsidiary or affiliate of the Company.

4.4           Shareholder agrees that all of Shareholder’s papers, memoranda, workbooks, notes, other documents, electronic data files and records relating to Company Work Product are the sole and exclusive property of the Company and Shareholder shall deliver the same to the Company upon expiration or any termination of any position Shareholder may hold or engagement Shareholder may have with the Company and any time upon written demand by the Company.

5.0           CERTAIN ACKNOWLEDGMENTS.

5.1           Shareholder acknowledges that by virtue of Shareholder’s ownership of shares of stock in the Company, Shareholder will participate in the development of or receive, or otherwise have access to, the Company’s strategic information and plans, including without limitation (i) the Company’s formal and informal market information, market analysis, and market evaluation, including existing and prospective market segments, market share, and marketing plans, (ii) the identity of the Company’s existing customers and their current and future requirements, (iii) the identity of prospective customers of the Company, and the Company’s estimates and projections of their current and future requirements, (iv) the Company’s business plans, policies and practices, including, pricing strategies, policies and practices, (v) product information, analysis and development, (vi) all of the Company’s research and development projects, processes, procedures and other activities, including, without limitation, all technologies, products, and projects in planning or under development and all know-how and other information relating thereto.  Shareholder acknowledges that this information will account, in large part, for the Company’s goodwill and competitive ability, and that the Company has a valid and legitimate interest in protecting this information by constraining Shareholder’s current other and subsequent employment and business activities as provided in Section 2.0 hereof and by restraining Shareholder’s use of Confidential Information as provided in Section 3.0 hereof.

5.2           Shareholder acknowledges and agrees that the limitations concerning time, nature and geographic scope imposed by this Agreement upon Shareholder’s current other and subsequent employment and business activities are reasonable and fair, and will not prevent Shareholder from earning, or materially impair Shareholder’s ability to earn, a livelihood.  Shareholder further acknowledges that any violation of any term or provision of this Agreement will have a substantial detrimental effect on the Company and its ability to meet its obligations.  Shareholder has carefully considered the nature and extent of the restrictions placed upon Shareholder and the rights and remedies conferred upon the Company under the provisions of this Agreement and believes that the same are reasonable in time, scope and territory.

5.3           Shareholder acknowledges that any violation by Shareholder of any of the covenants or agreements contained in Sections 2.0 or 3.0 hereof would cause irreparable injury to the Company for which money damages may not be wholly adequate.  Shareholder agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of these Sections in addition to any other rights or remedies available at law or in equity.

5.4           Shareholder acknowledges that the Company’s legal counsel prepared this Agreement, and that:

(a)           a conflict exists between the Company’s interests and Shareholder's interests in connection with this Agreement;

(b)           The Company’s counsel has only represented the interests of the Company in the preparation of this Agreement and Shareholder has been advised to seek the advice of independent counsel; and

(c)           Shareholder has had an adequate opportunity to seek the advice of independent counsel.

5.5           Shareholder agrees that the obligations of this Agreement shall survive the expiration and any termination of any position Shareholder may hold or any engagement Shareholder may have with the Company, even if such termination is occasioned by the Company’s breach of any existing or future consulting, employment or other contract or agreement between Shareholder and the Company or the Company’s wrongful termination of any such engagement or employment with the Company.

5.6           Shareholder agrees that for purposes of this Agreement, affiliates of the Company shall mean any person or entity who directly or indirectly controls the Company and any entity directly or indirectly under common control with the Company.

6.0           DISCLOSURE OF AGREEMENT. Shareholder agrees that the Company may make known to others the existence of and/or the provisions of all or any part of this Agreement.

7.0           RIGHT TO ENGAGEMENT OR EMPLOYMENT.  Shareholder acknowledges that this Agreement does not confer upon Shareholder any right to engagement or employment with the Company and that this Agreement shall not interfere in any way with the right of the Company to terminate Shareholder’s employment or engagement with the Company, if any, at any time.

8.0           AUTHORITY.  Shareholder acknowledges and agrees that Shareholder has no authority to act for or in the name or on behalf of the Company, or to otherwise bind the Company by virtue of this Agreement without the express prior written consent of the Company.

9.0           ASSIGNMENT AND THIRD PARTY BENEFICIARIES.  Shareholder agrees that this Agreement, including, without limitation, the provisions of Sections 2.0 and 3.0 hereof, may be assigned, without advance notice to Shareholder and/or without Shareholder’s consent, by the Company in whole or in part to any purchaser or other transferee of the business by merger, reorganization or otherwise, or by purchase and sale of all or substantially all of the assets of the Company or to any parent, subsidiary or affiliate of the Company. This Agreement, including, without limitation, the provisions of Sections 2.0 and 3.0 hereof, shall be binding upon and inure to the benefit of the Company and Shareholder, the parties’ respective heirs, personal representatives, successors and permitted assigns. Each parent, subsidiary and affiliate of the Company is an intended third party beneficiary of Sections 2.0 and 3.0 hereof and shall have the right to enforce these provisions in its own name or in the name of the Company.

10.0           MISCELLANEOUS.

10.1           Governing Law.  Shareholder agrees that this Agreement shall be construed and interpreted, and all the rights of Shareholder and the Company determined and enforced in accordance with Florida law without regard to choice of law provisions.  Shareholder hereby submits to the jurisdiction of Florida courts and the federal courts located in Florida.  Shareholder agrees that proper venue for any suit concerning this Agreement shall be Miami-Dade County, Florida if in state court and the Southern District of Florida if in federal court.  Shareholder waives all defenses to any suit filed in Florida courts in Miami-Dade County, Florida or federal court in the Southern District of Florida, based upon improper venue or forum of nonconveniens. Shareholder waives trial by jury in any action brought to enforce or interpret this Agreement.

10.2           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement and the Agreement shall be construed and enforced in all respects as if the invalid or unenforceable provision is reformed in the same manner as provided for Section 2.1 in Section 2.2 hereof.

10.3           Notice.  Any notice required or permitted by this Agreement may be hand delivered or sent by overnight courier or United States Mail, return receipt requested, to Shareholder or the Company at the address for such party set forth in the introductory provision of this Agreement.

10.4           Amendments.  This Agreement may only be amended, modified or changed by written agreement executed by the Company and Shareholder.

10.5           Capitalized Terms and Headings.  The parties agree that each capitalized term used in this Agreement shall have the meaning ascribed to it at the point where it is first defined, irrespective of where it is used, with the same effect as if the definition of such term is set forth in full and at length in each instance that the term is used.  The parties agree that all captions and headings contained in this Agreement are provided for convenience only and shall not be considered in construing, interpreting or enforcing this Agreement.

10.6           Non-Waiver.  The Company’s failure to enforce strict performance of any covenant, term, condition, promise, agreement or undertaking set forth in this Agreement shall not be construed as a waiver or relinquishment of any other covenant, term, condition, promise, agreement or undertaking set forth herein, or a waiver or relinquishment of the same covenant, term, condition, promise, agreement or undertaking at any time in the future.

10.7           Litigation.  In the event suit is filed to construe or enforce this Agreement, the prevailing party in such suit shall be entitled to an award of all costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and costs through trial, appeal and post judgment proceedings.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Shareholder and the Company have executed this Agreement on the date first above written.

Signed, sealed and delivered
In the presence of:

RJF LABS, INC., a Nevada corporation

By: /s/ Jeffrey Binder
Print Name: Jeffrey Binder
Title: CEO

SHAREHOLDER

By: /s/ Raymond Keller
Print Name: Raymond Keller